Press Contact:
Jordan Hassin
Iridium Communications Inc. Jordan.Hassin@Iridium.com
+1 (703) 287-7421

Investor Contact:
Kenneth Levy
Iridium Communications Inc.
Ken.Levy@Iridium.com
+1 (703) 287-7570

Iridium Names Monique Shivanandan to Board of Directors

MCLEAN, Va., June 17, 2025 – Iridium Communications Inc. (NASDAQ: IRDM), a leading provider of global voice and data satellite communications, today announced the appointment of Monique Shivanandan to its Board of Directors, effective today.

Shivanandan has served as Group Chief Data & Analytics Officer at HSBC Holdings plc, a multinational financial services company, since May 2023, having previously served as Chief Information Security Officer at HSBC since July 2020. She served as a group Chief Information Officer at the Chubb Group of Insurance Companies from 2017 to 2020.

“Monique brings a wealth of experience from senior executive roles in cybersecurity at leading banking and financial institutions and valuable perspective from her time on public company board service,” said Matt Desch, CEO, Iridium. “Add to that her early career roots in telecommunications, and it’s clear she’ll make meaningful contributions from day one. We’re pleased to welcome her to Iridium’s Board.”

Shivanandan’s earlier career experiences include serving as Chief Information Officer at insurance company Aviva plc and Chief Technology Officer at financial services company Capital One Financial Corporation. She has also held roles at telecommunication companies BellSouth and BT Group plc, a UK multinational telecommunications company. She is chairwoman of the board for Sepio, a cybersecurity asset risk management company. She previously served on the board of directors of Network International, a digital commerce solutions provider, from 2021 to 2024, serving on the audit, risk and tech, and compensation committees, and on the board of managers of J.P. Morgan Securities from 2014 to 2018, serving on the audit, risk and nominations committees.

Shivanandan is considered an independent director under applicable rules and regulations and will serve on the Compensation Committee. She is a graduate of Lehigh University with a BS Industrial Engineering.

To learn more about Iridium visit: www.iridium.com
About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations, and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2024, Iridium acquired Satelles and announced the Iridium Satellite Time and Location service. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services, and partner solutions, visit www.iridium.com.

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